Exhibit 10.2

April 30, 2021

Robert P. Mack

Dear Bob:

On behalf of Polaris Inc. (“Polaris” or “Company”), I am pleased to offer you the position of Chief Financial Officer and Executive Vice President, Finance & Corporate Development and President, Global Adjacent Markets of Polaris.  This letter will amend certain terms of your employment with Polaris.

I.	Title and Position

Your title is Chief Financial Officer and Executive Vice President, Finance & Corporate Development and President, Global Adjacent Markets reporting to the Chief Executive Officer of Polaris.

II.	Base Salary

Effective as of May 1, 2021, your new annual base salary will be $575,000 paid bi-weekly, less all applicable withholdings and deductions.  Your salary will be reviewed annually, subject to the approval of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”).

In addition, the stipend provided to you pursuant to the terms and conditions of the Employment Offer Letter dated December 21, 2020 by and between you and the Company (the “Interim Offer Letter”) will be terminated, and cease to be due and payable, effective as of May 1, 2021.

III.	Cash Incentive Compensation

You will be a “A2” Level under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance and the performance of the Company and the final determination of the Compensation Committee. Your target payout for the Senior Executive Annual Incentive Plan will be 100% of eligible earnings effective May 1, 2021, subject to adjustments by the Compensation Committee.

IV.	Long Term Incentive Plan

Your restricted stock units granted to you pursuant to the Interim Offer Letter will continue to be governed by the terms and conditions set forth in the Interim Offer Letter, the applicable award agreement and the terms and conditions of the Amended and Restated Polaris Inc. 2007 Omnibus Incentive Plan, as amended and restated on April 30, 2020 (the “Omnibus Plan”).  You will continue to be eligible to participate in the Company’s long-term incentive program on terms and conditions to be approved by the Compensation Committee.  In addition, subject to your execution of this offer letter, on April 30, 2021 you will be granted an incremental long-term incentive award (the “Incremental LTI Award”) with a grant date fair value of $313,000 as determined by the Compensation Committee in its discretion.  This Incremental LTI Award will be comprised of the same LTI mix of awards, vesting schedule, performance period and conditions as the standard annual long-term incentive award granted in January 2021 to officers, with 50% stock options, 25% performance-based restricted stock units for the 2021-2023 performance cycle, and 25% time-based restricted stock units.  In addition, the Incremental LTI Award will be subject to your execution/acceptance of the applicable grant agreement and the terms and conditions of the Omnibus Plan.

V.	Benefits & Perquisites

You will be eligible to participate in Polaris’ executive-level benefit programs on terms and conditions in effect from time to time. You will also be eligible to participate and receive perquisites made available by Polaris to its executives. The benefits and perquisites are subject to change at any time by the Compensation Committee.

VI.	Defined Benefit Replacement

As provided in the Offer Letter dated February 9, 2016 between you and the Company (the “Initial Offer Letter”), in the event that the value of 20,000 shares of Polaris common stock (as adjusted for any stock splits or other equity restructurings) is less than or equal to $3,500,000 on the date you attain age 55 and assuming continued employment with Polaris until that time, Polaris will pay you in cash the difference between $3,500,000 and the value of 20,000 shares. The value for these purposes will be determined using the closing market price of Polaris common stock on the date you attain age 55.

VII.	Severance Agreement

The Severance Agreement dated March 31, 2016 between you and the Company will remain in full force and effect.

VIII.	Company Policies

You continue to be subject to the policies and procedures of the Company as in effect from time to time, including without limitation, the Company’s Stock Ownership Guidelines, Insider Trading Policy and Clawback Policy.

Your employment with Polaris is at will and nothing in this offer letter should be construed as altering that status.

All components of this offer are contingent on approval of the Compensation Committee and the Board. For clarification and the protection of both you and the Company, this letter, including the exhibits supersedes and replaces the Initial Offer Letter.  Except as expressly set forth herein, your other existing arrangements with the Company will remain in full force and effect.

Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment.

Very truly yours,

/s/Michael T. Speetzen
Michael T. Speetzen
Chief Executive Officer

Accepted and confirmed on April 30, 2021:

/s/Robert P. Mack
Robert P. Mack